Exhibit 99.1
News Release

Contact:
Thomas Lyles
Chief Executive Officer and President
875 Lowcountry Blvd
Mount Pleasant, SC 29464
(843) 388-8433

Tidelands Bancshares Announces Results

Tidelands Bancshares, Inc. announced an annual net loss, before preferred stock dividends, of $1.0 million, an improvement of 68% from its net loss of $3.2 million for 2012.  After accrual for preferred dividends, the net loss attributable to common shareholders was $2.2 million for the 2013 year as compared to $4.1 million for 2012.  For the fourth quarter of 2013, net loss attributable to common shareholders, after preferred stock dividend accruals, was $377 thousand as compared to $1.1 million for the same period of 2012.

Total assets at year end 2013 stood at $486.8 million, down 7.6% from year end 2012.  Nonperforming loans at December 31, 2013 were $14 million, down $9.1 million from year end 2012 levels.  Nonperforming loans have declined every year since 2010.  Total deposits at year end 2013 were $436.9 million, down 3.1% from 2012 levels.

About Tidelands Bancshares, Inc.

Tidelands Bancshares, Inc., headquartered in Mt. Pleasant, SC, operates as a bank holding company of Tidelands Bank. Tidelands Bank is a local community bank focused on serving individuals, families, entrepreneurs, and small businesses in the South Carolina Lowcountry, with 7 locations serving Charleston, Dorchester, Berkeley, Horry, and Beaufort counties. Tidelands Bank offers mortgages, construction loans, deposit products, internet banking, 24 hour telephone banking, and ATM service, and takes great pride in providing the custom banking solutions and services necessary to meet customer needs. Traded on the NASDAQ pink sheets market as TDBK, Tidelands can also be found on the web at www.tidelandsbank.com. For more information regarding the matters described in this press release, please refer to Tidelands Bancshares, Inc.’s filings, including on Form 10-K, with the Securities and Exchange Commission at www.sec.gov.

Forward Looking Statements

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, expectations and benefits of the strategic plan, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected noninterest expenses, volatile credit and financial markets, potential deterioration in real estate values, and regulatory changes and excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events, or otherwise.